Exhibit 99.1

Contact:             Jacob Inbar, CEO

(805) 388-1345, Ext. 201

FOR IMMEDIATE RELEASE

AML COMMUNICATIONS REPORTS FIRST QUARTER FY08 RESULTS

Announces Shareholders Conference call scheduled for 1 PM PST, today, August 8, 2007

CAMARILLO, California – August 8, 2007 — AML Communications, Inc. (AMLJ.OB) today announced results for the first quarter ended June 30, 2007.

Net sales for the first quarter were $2.7 million, compared with $2.3 million for the same period a year earlier.  Net loss for the first quarter was $19,000 or $0.00 per share, compared with a net profit of $26,000 or $0.00 per share, for the same period a year ago. Sales from AML’s Camarillo and Santa Clara divisions accounted for $2.65 million while sales from the Mica-Tech subsidiary accounted for $45,000. Profit from AML’s Camarillo and Santa Clara divisions was $160,000, while the Mica-Tech subsidiary reported a loss of $179,000.

Results analysis, comparisons to past performance and forecast:

Revenues for the quarter reflect a return to growth, driven by orders received during the second part of FY07.  During the quarter we commenced production on the orders mentioned above, while full level production is expected during the balance of the year. Both AML’s Camarillo and Santa Clara Divisions reported profits for the quarter, while our Mica-Tech subsidiary reported a loss for the quarter. While both our Camarillo and Santa Clara divisions expect to continue operating profitably for the balance of the year, our Mica-Tech subsidiary might incur further losses this year. Our acquisition of a controlling interest in Mica-Tech is part of a strategy to diversify our business. For further details on the Mica-Tech business model, please call into our Conference call scheduled for 1PM PST, today, August 8, 2007.

The Conference Call-In Number is: 1-888-590-2384, then enter code: 3881345#

AML Communications is a designer, manufacturer and marketer of amplifiers and related products that address the Defense microwave market.  The Company’s Mica-Tech subsidiary is a designer, manufacturer and marketer of intelligent satellite systems that provide Supervisory Control and Data Acquisition (SCADA) of the electric power grid.  AML’s web site is located at http://www.amlj.com and Mica-Tech’s website is located at http://www.mica-tech.com/

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, the Company’s views on future profitability, commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by words such as ``thinks,’’ ``anticipates,’’ ``believes,’’ ``estimates,’’ ``expects,’’ ``intends,’’ ``plans,’’ and similar words.  Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements.  These factors and uncertainties include: reductions or cancellations in orders from new or existing customers; success in the design of new products; the opportunity for future orders from domestic and international customers including, in particular defense customers; general economic conditions; the limited number of potential customers; variability in gross margins on new products; inability to deliver products as forecast; failure to acquire new customers; continued or new deterioration of business and economic conditions in the wireless communications industry; and intensely competitive industry conditions with increasing price competition.  The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. Forward-looking statements are based on information presently available to senior management, and the Company has not assumed any duty to update its forward-looking statements.

AML COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three month periods ended
	June 30, 2007	June 30, 2006
Net sales	$2,704,000	$2,302,000
Cost of goods sold	1,546,000	1,323,000
Gross profit	1,158,000	979,000
Operating Expenses:
Selling, general and administrative	732,000	618,000
Research and development	575,000	319,000
Total operating expenses	1,307,000	937,000

Income (loss) from operations	(149,000)	42,000
Other income (expense):
Interest income	8,000	11,000
Interest expense	(43,000)	(19,000)
Total other (expense)	(35,000)	(8,000)

Income (loss) before provision for income taxes and minority interest	(184,000)	34,000
Provision for income taxes	7,000	8,000
	(191,000)	26,000
Minority Interest	(172,000)	—
Net Income (Loss)	$(19,000)	$26,000

Basic earnings per common share	$(0.00)	$0.00

Basic weighted average number of shares of common stock outstanding	10,257,000	10,234,000

Diluted earnings per common share	$(0.00)	$0.00

Diluted weighted average number of shares of common stock outstanding	11,075,000	10,833,000